Exhibit 3.1(e)

CERTIFICATE OF AMENDMENT TO

RESTATED CERTIFICATE OF INCORPORATION

OF

PHOTOMEDEX, INC.

PhotoMedex, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the following Certificate of Amendment to the Restated Certificate of Incorporation (the “Amendment”) of the Corporation has been duly adopted by its Board of Directors and stockholders, in accordance with the Delaware General Corporation Law (the “DGCL”), as set forth below:

1. The Amendment was duly adopted by the Board of Directors of the Corporation at a meeting of the Board of Directors on October 24, 2003, setting forth the then proposed Amendment, declaring the advisability thereof, and calling for a meeting of the stockholders of the Corporation for consideration thereof, as set forth below.

2. Thereafter, at the annual meeting of stockholders of the Corporation duly called and held on December 16, 2003, the stockholders of record of the issued and outstanding capital stock of the Corporation at such meeting adopted the proposed Amendment by the vote of in excess of 50% of the issued and outstanding shares of each class of the Corporation’s capital stock entitled to vote thereon. The number of shares voted for the Amendment was sufficient for approval.

3. The Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

4. The resolution by which the Corporation’s directors and stockholders adopted the Amendment, as set forth above, provides that ARTICLE IV of the Corporation’s Restated Certificate of Incorporation, as amended to date, be amended to provide in its entirety as follows:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Seventy-Five Million (75,000,000) shares, consisting of Seventy-Five Million (75,000,000) shares of Common Stock, par value $0.01 per share (the “Common Stock”).

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its President as of December 16, 2003.

PHOTOMEDEX, INC.

By:	/s/ Jeffrey F. O’Donnell

Name:	Jeffrey F. O’Donnell
Title:	President